Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 27, 2020, relating to the consolidated financial statements of SFL Corporation Ltd. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in this Registration Statement.
Very truly yours,
/s/ MSPC
MSPC
Certified Public Accountants and Advisors,
A Professional Corporation
New York, New York
May 1, 2020